EXHIBIT 99.1

BioCryst Reports Fourth Quarter and Full Year 2016 Financial Results

RESEARCH TRIANGLE PARK, N.C., Feb. 27, 2017 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) announced today financial results for the fourth quarter and full year ended December 31, 2016.  In a separate press release issued earlier today, BioCryst announced positive results from an interim analysis of its APeX-1 clinical trial of BCX7353 for the treatment of HAE attacks.

Fourth Quarter Financial Results

For the three months ended December 31, 2016, total revenues increased to $9.0 million from $4.6 million in the fourth quarter of 2015. This increase, compared to the fourth quarter of 2015, resulted from higher peramivir royalty revenue and inventory sales to Seqirus, and was slightly offset by lower collaborative revenue in the fourth quarter of 2016.

Research and Development (R&D) expenses of $12.2 million decreased in the fourth quarter of 2016, as compared to R&D expense of $19.0 million in the fourth quarter of 2015.  The decrease was due primarily to lower spending on the Company’s HAE portfolio of compounds associated with the discontinuation of avoralstat development in 2016.

Selling, general and administrative (SG&A) expenses of $2.6 million in the fourth quarter of 2016 decreased slightly from the $2.7 million in the fourth quarter of 2015.

Interest expense was $2.1 million for the fourth quarter of 2016 and $1.3 million in the fourth quarter of 2015.  Also, a $5.7 million mark-to-market gain on the Company’s foreign currency hedge was recognized in the fourth quarter of 2016, compared to a $229,000 mark-to-market gain in the fourth quarter of 2015.  These gains result from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of our underlying hedge arrangement.

The net loss for the fourth quarter of 2016 was $4.5 million, or $0.06 per share, compared to a net loss of $18.1 million, or $0.25 per share for the fourth quarter of 2015.

2016 Financial Results

For the year ended December 31, 2016, total revenues decreased to $26.4 million from $48.3 million in 2015.  The decrease in 2016 revenues, as compared to 2015, was primarily due to the RAPIVAB out-licensing transaction to Seqirus, which resulted in the recognition of $21.8 million of collaborative revenue in 2015 and a $4.0 million decrease in 2016 RAPIVAB product sales, as well as a reduction in collaboration revenue associated with lower galidesivir development activity in 2016. All of these decreases were slightly offset by a $7.3 million increase in 2016 peramivir royalty revenue derived from BioCryst’s commercial partners. A component of the peramivir royalty revenue was $5.7 million of Japanese government stockpiling revenue that is available for general corporate use.  Although these orders provided a significant cash infusion, stockpiling royalty revenues may not recur on an annual basis as they are subject to the Japanese government’s appropriation and stockpiling process, which is difficult to predict.

R&D expenses decreased to $61.0 million for 2016 from $72.8 million for 2015.  This decrease was primarily due to lower spending on the Company’s HAE portfolio of compounds associated with the discontinuation of avoralstat development in 2016.

SG&A expenses decreased to $11.3 million in 2016 from $13.0 million in 2015, due primarily to lower unrestricted grants awarded to HAE patient advocacy groups, as well as a general reduction of administrative expenses.

Interest expense was $6.5 million in 2016 and $5.2 million in 2015.  In addition, a $1.7 million mark-to-market loss on the Company’s foreign currency hedge was recognized in 2016, compared to a $564,000 million mark-to-market loss in 2015.  These gains result from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of our underlying hedge arrangement.  During 2016 and 2015, the Company also realized currency hedge gains of $811,000 in 2016 and $1.7 million in 2015 from the exercise of a U.S. Dollar/Japanese yen currency option.

The Company’s 2016 net loss increased to $55.1 million, or $0.75 per share, compared to a net loss of $43.0 million, or $0.59 per share for 2015.

Cash, cash equivalents and investments totaled $65.1 million at December 31, 2016 and represented a $35.8 million decrease from $100.9 million at December 31, 2015. Net operating cash use for 2016 was $61.9 million. In September 2016, the Company closed a $23 million senior credit facility that allowed it to extend its forecasted cash runway into 2018.

Clinical Development Update

  On February 27th, the Company reported statistically significant and clinically meaningful reductions in attack frequency from an interim analysis of its ongoing APeX-1 clinical trial in patients with HAE.

  On January 30th, the Company announced that the European Medicines Agency (EMA) accepted the Company’s filing of its peramivir Marketing Authorization Application (MAA) for treatment of symptoms typical of influenza in adults 18 years and older.  The acceptance of the MAA begins the review process by the EMA under the centralized licensing procedure for all 28 member states of the European Union, Norway and Iceland.

  On January 8th, the Company announced that Health Canada approved RAPIVAB® (peramivir injection), for intravenous (I.V.) treatment of acute, uncomplicated influenza. Peramivir is being commercialized by Seqirus on a worldwide basis, excluding Japan, Taiwan, Korea and Israel.

  On October 26, 2016, the Company announced positive results from a study of galidesivir (formerly BCX4430) administered to Rhesus monkeys infected with the Zika virus at a late-breaker oral presentation at IDWeek 2016 in New Orleans.

Financial Outlook for 2017

Based upon development plans and our awarded government contracts, BioCryst expects its 2017 net operating cash use to be in the range of $30 to $50 million, and its 2017 operating expenses to be in the range of $53 to $73 million.  Our operating expense range excludes equity-based compensation expense due to the difficulty in reliably projecting this expense, as it is impacted by the volatility and price of the Company’s stock, as well as by vesting of the Company’s outstanding performance-based stock options.

Conference Call and Webcast

BioCryst's leadership team will host a conference call and webcast today, February 27, 2017 at 9:00 a.m. Eastern Time, to discuss its APeX-1 interim analysis and to respond to questions on its full year 2016 financial results.  To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International).  No passcode is needed for the call.  The webcast can be accessed by logging onto www.BioCryst.com.  Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases.  BioCryst currently has several ongoing development programs: BCX7353 and second generation oral inhibitors of plasma kallikrein for hereditary angioedema, and galidesivir, a broad spectrum viral RNA polymerase inhibitor that is a potential treatment for filoviruses. Peramivir, a viral neuraminidase inhibitor, is approved for the treatment of influenza, in the U.S., Canada, Japan, Taiwan and Korea. Post-marketing commitment development activities are ongoing, as well as other activities to support additional peramivir regulatory approvals. For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: developing any HAE drug candidate may take longer or may be more expensive than planned; ongoing and future preclinical and clinical development of HAE second generation drug candidates (including APeX-1) may not have positive results; that BioCryst may not be able to enroll the required number of subjects in planned clinical trials of product candidates; that the Company may not advance human clinical trials with product candidates as expected; that the FDA may require additional studies beyond the studies planned for product candidates, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold with respect to such product candidate, or withhold market approval for product candidates; that BioCryst may not receive additional government funding to further support the development of galidesivir; that galidesivir development may not be successful; that BARDA and/or NIAID may further condition, reduce or eliminate future funding; that revenue from peramivir is unpredictable and commercialization of peramivir may never result in significant revenue for the Company; that the Company may not be able to continue development of ongoing and future development programs; that such development programs may never result in future products; that actual financial results may not be consistent with expectations, including that 2017 operating expenses and cash usage may not be within management’s expected ranges.  Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

BCRXW

BIOCRYST PHARMACEUTICALS, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in thousands, except per share)

Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Product sales, net	$2,269	$55	$2,269	$6,291
Royalty revenue	3,662	610	9,682	2,386
Collaborative and other research and development	3,052	3,937	14,402	39,580
Total revenues	8,983	4,602	26,353	48,257

Expenses:
Cost of goods sold	2,297	7	2,297	1,368
Research and development	12,158	19,047	61,008	72,758
Selling, general and administrative	2,561	2,721	11,253	13,047
Royalty	155	21	402	528
Total expenses	17,171	21,796	74,960	87,701

Loss from operations	(8,188)	(17,194)	(48,607)	(39,444)

Interest and other income	98	168	793	535
Interest expense	(2,131)	(1,338)	(6,487)	(5,200)
Gain (Loss) on foreign currency derivative	5,718	229	(843)	1,090

Net loss	$(4,503)	$(18,135)	$(55,144)	$(43,019)

Basic and diluted net loss per common share	$(0.06)	$(0.25)	$(0.75)	$(0.59)

Weighted average shares outstanding	73,764	73,345	73,699	72,901

Balance Sheet Data (in thousands)
	December 31, 2016		December 31, 2015
	(Unaudited)		(Note 1)
Cash, cash equivalents and investments	$63,576		$99,246
Restricted cash	1,546		1,612
Receivables from collaborations	8,768		6,243
Total assets	89,847		122,359
Non-recourse notes payable (Note 2)	28,243		27,804
Senior credit facility	22,777		-
Accumulated deficit	(566,061)		(510,917)
Stockholders’ equity	1,578		47,724

Note 1: Derived from audited financial statements.
Note 2: Reflects retrospective application of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs

CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910